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The following is additional information regarding Cisco’s Executive Incentive Plan and the compensation of one of its Named Executive Officers.

Annual Incentive Plan (“EIP”)

In determining the appropriate individual performance factors “(IPF”) for each individual named executive officer participant, the Compensation Committee considered leadership, innovation, execution, contributions to Cisco’s achievement of its financial goals, strategic planning, among other items. The following grid has the individual performance rankings for our CEO and each other Named Executive Officer. The grid is followed by a listing of key performance achievements.

Leader	Leadership	Innovation	Strategic Planning	Execution	Contribution to Financial Goals
Robbins	5	4	5	5	5
Kramer	5	4	5	5	5
Goeckeler	5	5	5	5	4
Martinez	4	3	4	3	3
Elliot	4	3	4	3	3
Scale: 5 – Exceptional, 4 – Outstanding, 3 – Meeting / Exceeding Expectations, 2 – Below Expectations, 1 – Unsatisfactory

Leader	Leadership	Innovation / Strategic Planning	Execution	Contribution to Financial Goals
Robbins	• Rebuilt executive leadership team with strongest gender diversity balance in tech • Led Cisco’s culture change • Established expectations for Cisco leaders	• Been a partner and enabler of his leaders’ new strategies including shift to Customer Experience, SaaS infrastructure, and recurring revenue	• Drove the necessary talent changes quickly – new sales, engineering, services & operations leadership • Delivered on market guidance	• TSR increase above peers • Exceeded financial plan • Fastest ramp of new product in Cisco history and accelerated innovation across portfolio

Kramer	• Drove business model shift internally and externally • Drove the P&L mentality within Cisco

•  Played a key role in leading dialogue with shareholders, providing greater transparency

•  Worked with Wall Street to best report our new business model that is repeatable and fair

•  Changed how we view finances vs. strategy & business changes

			• Ensured that strategic & financial planning are aligned	• TSR increase above peers • Exceeded financial plan • Successfully completed seven M&A deals • $23.6B returned to shareholders through share repurchase & dividends

Leader	Leadership	Innovation / Strategic Planning	Execution	Contribution to Financial Goals
Goeckeler	• Significantly shifted his leadership team • Drove momentum to enable early-in-career and diversity to support a future pipeline of talent	• Built a 3-5 year technical roadmap • Drove new product lines to enable a new subscription model

•  Delivery of the new Catalyst platforms and new innovation across the portfolio

•  Continued to influence our acquisition strategy to ensure it aligns to technical strategy

•  Drove new & continuing collaborations with key partners

• Exceeded financial plan • Drove significant productivity savings through value engineering

Martinez	• Rebuilt the leadership team • Bringing in new talent to execute on the new strategy	• Introduced new services business model • Changed partner relationship to be more well balanced to position Cisco to generate greater revenue from our partners • Drove more customer obsessed model	• Transformed more than 50% of leadership team • Consistent revenue growth while driving the future • Brought new level expertise that matches recurring revenue strategy and away from hardware	• First 3 months of employment was encouraging • To be assessed in FY19

Elliot	• Updated talent to those who drive long-term growth • Successfully reset how the geographies work in the larger sales model	• Shifted the sales capability & processes to a recurring revenue model and away from a one-time sales model	• Partnered with Engineering to ensure alignment with new strategy • Partnered with Services to ensure aligned with new support model	• First 3 months of employment was encouraging • To be assessed in FY19

Named Executive Officer New Hire Compensation

In March 2018, the Compensation Committee approved a new hire cash bonus payment and equity grants for Ms. Martinez, our new Executive Vice President and Chief Customer Experience Officer. Ms. Martinez fills a critical role on Cisco’s Executive Leadership team to help Cisco achieve its strategic priorities. The Compensation Committee approved her new hire compensation package after consulting with its independent executive compensation consultant regarding market custom and practice for such packages. As part of her new hire package, Ms. Martinez received a $13 million new hire cash bonus payment, subject to recoupment if she voluntarily terminates employment with the Company or if her employment is terminated for cause within 24 months. The magnitude of this new hire cash bonus payment was designed to approximate the value of the unvested equity she forfeited by leaving Salesforce.com.